Exhibit 99.12

IMPORTANT VOTING INSTRUCTIONS

FOR PARTICIPANTS IN CERTAIN EMPLOYEE PLANS
OF THE ST. PAUL COMPANIES, INC.

Dear Participant,

      As described in the enclosed joint proxy statement/ prospectus, a special meeting of the shareholders of The St. Paul Companies, Inc. will be held on March 19, 2004 at 10:00 a.m., Central Time, at The St. Paul Companies, Inc. Corporate Headquarters, 385 Washington Street, St. Paul, MN 55102. The purpose of the special meeting is to consider and to vote upon the following matters relating to the proposed combination of The St. Paul Companies, Inc. and Travelers Property Casualty Corp. in a “merger of equals” transaction:

•	a proposal to issue shares of St. Paul’s common stock in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of November 16, 2003, as amended, among The St. Paul Companies, Inc., Travelers Property Casualty Corp. and Adams Acquisition Corp., a direct wholly owned subsidiary of St. Paul;

•	a proposal to amend St. Paul’s bylaws in connection with the transaction, as described in the joint proxy statement/prospectus;

•	a proposal to amend St. Paul’s articles of incorporation in connection with the transaction, as described in the joint proxy statement/prospectus; and

•	a proposal to further amend St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions, as more fully described in the joint proxy statement/ prospectus.

      Please read the enclosed joint proxy statement/ prospectus as it contains important information concerning these matters.

      As a participant in The St. Paul Companies, Inc. Stock Ownership Plan (which includes the St. Paul Common Stock Fund, the Employee Stock Ownership Plan Fund (“ESOP Fund”) and the Preferred Stock Fund) (collectively, the “Plan”), you have the right to direct the trustees on how to vote the shares of St. Paul stock credited to your account(s) under the Plan at the special meeting. Fidelity Management Trust Company (“Fidelity”) is the trustee of the St. Paul Common Stock Fund and the Preferred Stock Fund, and U.S. Bank National Association (“U.S. Bank”) is the trustee of the ESOP Fund.

      The enclosed proxy card will serve as a trustee instruction card that you may use to give voting instructions to Fidelity and/or U.S. Bank. Alternatively, you may direct the trustee on how to vote by using the same telephone or Internet voting procedures described on the enclosed proxy card. All trustee instructions, whether by mail, telephone or Internet, must be received no later than March 15, 2004 to be processed by the trustees. Your directions to the trustees will be kept confidential.

      If Wells Fargo Bank Minnesota, N.A., which is acting as the tabulating agent, does not receive your proxy card, or your instructions by telephone or Internet, by March 15, 2004, the following will occur:

•	St. Paul Common Stock Fund: Fidelity will not vote the shares of common stock credited to your account under the St. Paul Common Stock Fund of the Plan.

•	Preferred Stock Fund: Fidelity will vote in its sole discretion the shares of Series B convertible preferred stock credited to your account under the Preferred Stock Fund of the Plan. Fidelity will also vote in its sole discretion the shares of Series B convertible preferred stock not credited to participants’ accounts under the Plan.

•	ESOP Fund: U.S. Bank will not vote the shares of common stock credited to your account under the ESOP Fund of the Plan.

      Failure to instruct the trustees will have the same effects as voting the shares credited to your account(s) under the St. Paul Common Stock Fund and the ESOP Fund against the articles amendments discussed above, including the amendment required to complete the transaction. Therefore, your vote is very important.

      The proxy card you received identifies the total number of shares you are entitled to vote. Included in that number are the total number of shares of common stock and Series B convertible preferred stock (converted into common stock) which are credited to your account(s) under the St. Paul Common Stock Fund, the Preferred Stock Fund and the ESOP Fund of the Plan. The total number of shares you are entitled to vote will be located near the top of the ballot on the left hand margin.

      If you have any questions, please call Chris Gerst at (651) 310-5458.

Sincerely,

Bruce A. Backberg

Corporate Secretary